EXHIBIT 99.1

For additional information contact:
Jon M. Donnell or Peter J. O’Hanlon
(614) 761-6000

For Immediate Release

Dominion Homes Reports Record Earnings for 2002

DUBLIN, Ohio — February 5, 2003 — Dominion Homes (NASDAQ:DHOM) reported that net income for the twelve months ended December 31, 2002 increased 62% to a record $24.5 million from $15.1 million for the twelve months ended December 31, 2001. Diluted earnings per share increased to $3.28 for 2002 from $2.30 for 2001. This increase in diluted earnings per share occurred despite the dilutive impact of the sale by the Company of 1,503,900 of its common shares during June and July of 2002. The weighted average number of diluted shares outstanding during the twelve months ended December 31, 2002 increased 13% to 7,457,985 shares from 6,575,026 shares during the twelve months ended December 31, 2001.

Revenues for 2002 increased 24% to a record $491.7 million, from the delivery of 2,591 homes, compared to revenues for 2001 of $395.7 million, from the delivery of 2,054 homes. The $96.0 million increase in revenues was primarily due to the delivery of 537 more homes resulting from an overall improvement in build times in all series of homes as well as closing a higher percentage of its smaller, entry-level series of homes which have shorter build times. As a result of the increase in home deliveries, the Company’s gross profit for 2002 increased 27% to $115.0 million from $90.3 million for 2001. Selling, general and administrative expenses for 2002 increased 23% to $64.5 million from $52.5 million for 2001, principally due to the increased variable costs associated with delivering more homes. Interest expense for 2002 declined 26% to $8.7 million from $11.7 million for 2001, as a result of the reduction of debt from the sale of additional common shares and a lower average borrowing rate.

Net income for the three months ended December 31, 2002 increased 33% to a record fourth quarter $6.9 million from $5.2 million for the three months ended December 31, 2001. Diluted earnings per share for the three months ended December 31, 2002 increased 6% to $0.84 from $0.79 for the three months ended December 31, 2001. The weighted average number of diluted shares outstanding for the three months ended December 31, 2002 increased 24% to 8,210,715 shares from 6,598,334 shares for the three months ended December 31, 2001.

Revenues for the three months ended December 31, 2002 increased 4% to $120.8 million, from the delivery of 647 homes, compared to revenues of $116.6 million, from the delivery of 610 homes, for the same period the previous year. Gross profit for the three months ended December 31, 2002 increased 15% to $30.0 million from $26.1 million for the three months ended December 31, 2001. Selling, general and administrative expenses for the three months ended December 31, 2002 increased 17% to $16.4 million from $14.0 million for the three months ended December 31, 2001, principally due to the increased variable costs associated with delivering more homes. Interest expense for the three months ended December 31, 2002 declined 44% to $1.9 million from $3.4 million for the three months ended December 31, 2001, as a result of the reduction of debt from the sale of additional common shares during June and July 2002 and a lower average borrowing rate.

During 2002, the Company sold in a public offering a total of 1,503,900 of its common shares at a public offering price of $20 per share. After payment of expenses, the Company used the combined net proceeds of approximately $27.4 million to reduce debt. Shareholders’ equity at December 31, 2002 increased to $133.0 million from $81.6 million at December 31, 2001.

As previously reported in the Company’s news release dated January 14, 2003, the Company sold a record 2,577 homes during 2002, representing a sales value of $469.3 million, compared to 2,309 homes sold during 2001, representing a sales value of $431.3 million. The Company sold 630 homes during the three months ended December 31, 2002, representing a sales value of $114.0 million, compared to 530 homes sold during the three months ended December 31, 2001, representing a sales value of $98.7 million.

The Company’s backlog on December 31, 2002 was 1,018 sales contracts, with an aggregate sales value of $194.2 million, compared to a backlog on December 31, 2001 of 1,032 sales contracts, with an aggregate sales value of $201.2 million. The reduction in backlog is principally due to an overall decrease in the build times of the Company’s homes that allowed the Company to accelerate the delivery of its homes during 2002. Also contributing to the reduction in backlog was the lower average sales values of the homes in backlog as the Company’s new entry-level series of homes begin to make up a larger percentage of homes in backlog.

In order to manage the risk of an uncertain homebuilding market in 2003, the Company reduced its investment in inventory homes during the fourth quarter of 2002. At December 31, 2002 the Company had 164 inventory homes with a cost of $14.9 million versus 199 inventory homes with a cost of $17.5 million at December 31, 2001.

The Central Ohio and Louisville, Kentucky markets have experienced unusually harsh weather during this winter season. The severe weather has caused the Company’s development and construction activities to be delayed. The Company expects the weather-related delays, combined with the reduction in inventory homes, to decrease second quarter 2003 deliveries.

The Company will host a conference call at 3:00 p.m. Eastern Time on February 5, 2003 to discuss 2002 earnings. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting the Central Ohio location and then selecting “Fourth Quarter Analyst’s Webcast Conference Call.”

Dominion Homes offers three distinct series of homes which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything”

philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2001 and in its Prospectus dated June 24, 2002 relating to its common shares. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2002	2001	2002	2001
Revenues	$120,806	$116,637	$491,706	$395,701
Cost of real estate sold	90,792	90,505	376,753	305,430

Gross profit	30,014	26,132	114,953	90,271
Selling, general and administrative	16,369	14,012	64,492	52,491

Income from operations	13,645	12,120	50,461	37,780
Interest expense	1,898	3,401	8,675	11,667

Income before income taxes	11,747	8,719	41,786	26,113

Provision for income taxes	4,845	3,511	17,291	10,987

Net income	$6,902	$5,208	$24,495	$15,126

Earnings per share
Basic	$.86	$.82	$3.36	$2.38

Diluted	$.84	$.79	$3.28	$2.30

Weighted average shares outstanding
Basic	8,042,691	6,348,057	7,282,900	6,351,343

Diluted	8,210,715	6,598,334	7,457,985	6,575,026

Consolidated Balance Sheet

	December 31,	December 31,
	2002	2001
ASSETS
Cash and cash equivalents	$4,121	$5,619
Accounts receivable, net	2,997	2,882
Real estate inventories	262,855	230,024
Prepaid expenses and other	3,404	3,963
Deferred income taxes	6,901	5,865
Net property and equipment	7,459	6,193

Total assets	$287,737	$254,546

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$111,070	$131,511
Term debt	4,415	2,358
Other liabilities	39,271	39,110

Total liabilities	154,756	172,979
Shareholders’ equity	132,981	81,567

Total liabilities and shareholders’ equity	$287,737	$254,546

Land Inventory as of December 31, 2002

	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Land Inventory
Owned by the Company:
Central Ohio	1,391	921	5,467	7,779
Louisville, Kentucky	173	229	318	720
Controlled by the Company:
Central Ohio	—	—	6,588	6,588
Louisville, Kentucky	—	—	369	369

	1,564	1,150	12,742	15,456

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